Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Key Mining Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	8,625,000	(1)	$2.30	$19,837,500.00	$0.00014760	$2,928.02
Fees to Be Paid	Equity	Representative’s warrants	457(g)	-		-	-	-		(2)
Fees to Be Paid	Equity	Common stock, par value $0.001 per share, issuable upon exercise of Representative’s warrant	457(a)	431,250	(3)	$2.875	$1,239,843.75	$0.00014760	$183.00	(3)
Total Offering Amounts							$21,077,343.75	$0.00014760	$3,111.02
Total Fees Previously Paid							-		$3,875.50
Total Fee Offsets							-		$0
Net Fee Due									$0

(1)	Includes 1,125,000 additional shares of common stock that the underwriters have the option to purchase to cover over-allotments.

(2)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(3)	Represents 5.0% of the aggregate number of shares of common stock sold in this offering, including any shares of common stock sold pursuant to the exercise of the underwriter’s option, at an exercise price equal to 125% of the public offering price per share.